[COMPANY LOGO]

                                                               November 14, 2006


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549
U.S.A.

Dear Sir or Madam:

We are the former independent auditors for SMI Products, Inc. (the "Company"). We have read the Company's current report on 8-K/A, Amendment #1, dated November 14, 2006 and are in agreement with the disclosure in Item 4.01, in so far as it pertains to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,


"Amisano Hanson"


AMISANO HANSON